Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Improved Third Quarter Results

Highlights

•Third quarter U.S. GAAP earnings per diluted share of 17 cents vs. 13 cents in 2017

•Third quarter comparable earnings per diluted share of 56 cents vs. 52 cents in 2017

•Quarterly comparable operating earnings up 9 percent as reported; excluding the July 2018 sale of the U.S. steel food and steel aerosol business, comparable operating earnings were up 14 percent

•Effective tax rate for comparable earnings greater than 28 percent in third quarter 2018 higher than third quarter 2017 effective tax rate of 22 percent due primarily to foreign exchange movements

•Global beverage can volumes up 3 percent in the quarter

•Global aluminum aerosol volumes grew 8 percent in the quarter

•Aerospace contracted backlog of $2 billion, up $200 million since end of second quarter

•2018 free cash flow still expected to be in the range of $800 million after capital expenditures in excess of $700 million

•2018 net share repurchases to exceed $700 million

•Company reaffirms 2019 goals of $2 billion of comparable EBITDA and free cash flow in excess of $1 billion

BROOMFIELD, Colo., Nov. 1, 2018 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, third quarter 2018 net earnings attributable to the corporation of $59 million (including the net effect of after-tax charges of $138 million, or 39 cents per diluted share for business consolidation and other non-comparable costs) or 17 cents per diluted share, on sales of $2.9 billion, compared to $48 million net earnings attributable to the corporation, or 13 cents per diluted share (including the net effect of after-tax charges of $140 million, or 39 cents per diluted share for business consolidation and other non-comparable costs), on sales of $2.9 billion in 2017. Results for the first nine months of 2018 were net earnings attributable to the corporation of $303 million, or 86 cents per diluted share, on sales of $8.8 billion compared to $215 million, or 60 cents per diluted share, on sales of $8.2 billion for the first nine months of 2017. Ball’s third quarter and year-to-date 2018 comparable earnings per diluted share were 56 cents and $1.65, respectively, versus third quarter and year-to-date 2017 comparable earnings per diluted share of 52 cents and $1.44, respectively.

Results reflect the sale of the company’s U.S. steel food and steel aerosol business effective July 31, 2018, and the two-for-one stock split effective May 16, 2017. References to volume data represent units shipped in respective periods. Details of comparable segment earnings, business consolidation activities and other non-comparable costs can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“Improved third quarter results were driven by strong operational performance in every one of our businesses, as well as lower corporate costs, and were partially offset by a higher effective tax rate and incrementally higher transportation costs and other start-up costs during the completion of the complex, multi-plant network optimization program,” said John A. Hayes, chairman, president and chief executive officer.

“The growing global demand for environmentally favored aluminum beverage and aerosol cans, as well as continued growth in our aerospace backlog, positions the company for sustainable long-term growth. Our global team continues to execute on value-creating investments and commercial initiatives. We remain on track to return in excess of $800 million to our shareholders in 2018 via share repurchases and dividends and continue to reaffirm our financial goals of $2 billion of comparable EBITDA and in excess of $1 billion of free cash flow in 2019.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings in the third quarter of 2018 were $153 million on sales of $1.2 billion, compared to $121 million on sales of $1.1 billion in the third quarter of 2017. For the first nine months, comparable segment operating earnings were $423 million on sales of $3.5 billion compared to $400 million on sales of $3.2 billion during the same period in 2017.

Year-over-year results improved due to the absence of hurricane-related disruptions and costs incurred in the prior year, coupled with 2 percent volume growth driven by continued favorable packaging mix shift to cans in the sparkling water, import beer, craft beer, wine and energy categories, and were partially offset by start-up costs related to our new Goodyear, Arizona, facility and higher freight costs.

During the quarter, our new specialty beverage can manufacturing facility in Goodyear continued to ramp up on all four new production lines, and the Chatsworth, California, and Longview, Texas, beverage can facilities ceased operations. The net $50 million of annual fixed cost savings associated with the North American optimization program, which improves availability of our specialty containers and better aligns supply-demand of standard 12-ounce containers, will begin in the fourth quarter 2018 with the full benefit to be realized in 2019.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings in the third quarter of 2018 were $71 million on sales of $391 million, compared to $78 million on sales of $425 million in the third quarter of 2017. For the first nine months, comparable segment operating earnings were $235 million on sales of $1.2 billion compared to $205 million on sales of $1.1 billion during the same period in 2017.

Third quarter results reflect the previously disclosed conclusion of the third-party end sales agreement as part of the Rexam acquisition and overall segment volumes being down 3 percent in the quarter due to the loss of certain business in Brazil. Announced can line expansions in Argentina and Paraguay and the relocation of equipment from previously closed facilities will serve the growing demand for aluminum beverage packaging across our South American customer base.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings in the third quarter of 2018 were $84 million on sales of $683 million, compared to $74 million on sales of $651 million in the third quarter of 2017. For the first nine months, comparable segment operating earnings were $219 million on sales of $2.0 billion compared to $184 million on sales of $1.8 billion during the same period in 2017.

Comparable third quarter segment earnings reflect strong can demand across Europe and Russia, in addition to improved efficiencies related to streamlining processes and optimizing our plant network. Segment volume was up 10 percent in the quarter driven by favorable weather conditions and packaging mix shift to cans in the water, carbonated soft drink and beer categories. The company’s new aluminum beverage can facility near Madrid, Spain, continued to ramp up both new production lines during the quarter.

Aerospace

Aerospace comparable segment operating earnings in the third quarter of 2018 were $26 million on sales of $283 million, compared to $23 million on sales of $241 million in the third quarter of 2017. For the first nine months, comparable operating earnings were $75 million on sales of $837 million and $70 million on sales of $734 million during the same period in 2017.

Year-to-date, the company has hired approximately 800 people into this business with an additional 200 to 400 employees required within the next twelve months. Facility expansions in Westminster and Boulder, Colorado, are on track for completion in the fourth quarter of 2018. Contracts already won, but not yet booked into current contracted backlog, are approximately $5.3 billion, an increase of nearly $1 billion since mid-2018. Notable quarter-over-quarter and year-over-year segment earnings improvements are anticipated in the fourth quarter of 2018 and in 2019 and beyond.

Outlook

“The company is well positioned for long-term growth as capital spending deployed over the last 18 months begins to add to segment earnings in 2019 and beyond. With net debt to comparable EBITDA ratios in the range of 3.0 to 3.5 times and absent any additional growth capital expenditures or bolt-on M&A, every available dollar of free cash flow will be returned to shareholders. In 2018, we expect to return in excess of $800 million to shareholders and in 2019 and beyond, we expect the return of value to shareholders will be approximately $1 billion annually,” said Scott C. Morrison, senior vice president and chief financial officer.

“While we have faced headwinds related to currency and U.S. freight costs, we continue to orient our investments to EVA-accretive pursuits to leverage the sustainability advantages of metal packaging. The team remains intensely focused on keeping pace with aerospace’s growth, generating significant free cash flow and leveraging the economic and environmental characteristics of aluminum packaging to grow our diluted earnings per share 10 to 15 percent over time,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 17,500 people worldwide and reported 2017 net sales of $11 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its third quarter 2018 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 888-222-3042. International callers should dial 303-223-4382. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/m6/p/7drti7yk

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on November 1, 2018, until 11 a.m. Mountain time on November 8, 2018. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21896480. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; footprint adjustments and other manufacturing changes; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates, including due to the effects of the 2017 U.S. Tax Cuts and Jobs Act; and tariffs or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials,  such as pursuant to section 232 of the U.S. Trade Expansion Act of 1962; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Condensed Financial Statements (Third Quarter 2018)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2018	2017	2018	2017

Net sales	$2,946	$2,908	$8,832	$8,236

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,362)	(2,338)	(7,083)	(6,583)
Depreciation and amortization	(171)	(162)	(529)	(539)
Selling, general and administrative	(113)	(127)	(352)	(398)
Business consolidation and other activities	(32)	(157)	(131)	(253)
	(2,678)	(2,784)	(8,095)	(7,773)

Earnings before interest and taxes	268	124	737	463

Interest expense	(76)	(74)	(226)	(216)
Debt refinancing and other costs	-	-	(1)	(1)
Total interest expense	(76)	(74)	(227)	(217)
Earnings before taxes	192	50	510	246
Tax (provision) benefit	(140)	(4)	(220)	(48)
Equity in results of affiliates, net of tax	7	5	14	23

Net earnings	59	51	304	221

Net earnings attributable to noncontrolling interests	-	(3)	(1)	(6)

Net earnings attributable to Ball Corporation	$59	$48	$303	$215

Earnings per share:
Basic	$0.17	$0.14	$0.87	$0.61
Diluted	$0.17	$0.13	$0.86	$0.60

Weighted average shares outstanding (000s):
Basic	342,982	350,327	347,113	350,481
Diluted	349,709	358,556	353,755	358,492

Condensed Financial Statements (Third Quarter 2018)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2018	2017

Cash Flows from Operating Activities:
Net earnings	$304	$221
Depreciation and amortization	529	539
Business consolidation and other activities	131	253
Deferred tax provision (benefit)	103	-
Other, net (a)	72	(229)
Changes in working capital	(112)	(40)
Cash provided by (used in) operating activities (a)	1,027	744
Cash Flows from Investing Activities:
Capital expenditures	(616)	(404)
Business dispositions	551	31
Other, net	50	3
Cash provided by (used in) investing activities	(15)	(370)
Cash Flows from Financing Activities:
Changes in borrowings, net	(245)	(249)
Net issuances (purchases) of common stock	(439)	(85)
Dividends	(104)	(93)
Other, net	(13)	(2)
Cash provided by (used in) financing activities	(801)	(429)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(59)	11
Change in cash, cash equivalents and restricted cash (a)	152	(44)
Cash, cash equivalents and restricted cash - beginning of period (a)	459	607
Cash, cash equivalents and restricted cash - end of period (a)	$611	$563

(a)	Amounts in 2017 have been retrospectively adjusted to reflect the adoption on January 1, 2018, of new accounting guidance regarding the treatment of restricted cash in the statement of cash flows.

Condensed Financial Statements (Third Quarter 2018)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2018	2017

Assets
Current assets
Cash and cash equivalents	$598	$556
Receivables, net	1,872	1,793
Inventories, net	1,243	1,433
Other current assets	147	148
Total current assets	3,860	3,930
Property, plant and equipment, net	4,508	4,525
Goodwill	4,497	4,908
Intangible assets, net	2,247	2,490
Other assets	1,358	1,150

Total assets	$16,470	$17,003

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$150	$452
Payables and other accrued liabilities	3,663	3,326
Total current liabilities	3,813	3,778
Long-term debt	6,523	7,104
Other long-term liabilities	2,389	2,483
Shareholders' equity	3,745	3,638

Total liabilities and shareholders' equity	$16,470	$17,003

Notes to the Condensed Financial Statements (Third Quarter 2018)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of  non-reportable segments located in Africa, Middle East and Asia (beverage packaging, AMEA) and Asia Pacific (beverage packaging, Asia) that manufacture and sell metal beverage containers; a non-reportable segment that manufactures and sells aerosol containers, extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business and formed a joint venture, Ball Metalpack. After the sale, Ball’s 49 percent ownership of Ball Metalpack's financial results is reported in equity in results of affiliates, net of tax, within Ball's consolidated statements of earnings. The financial results of Ball’s remaining non-reportable aerosol packaging segment are reported within Other in the tables below. As a result of the sale, the results of operations for 2018 and prior year comparative periods of the entire former food and aerosol packaging reportable segment are included as a non-reportable segment within Other in the segment tables below.

Notes to the Condensed Financial Statements (Third Quarter 2018)

1. Business Segment Information (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2018	2017	2018	2017

Net sales
Beverage packaging, North and Central America	$1,237	$1,080	$3,513	$3,180
Beverage packaging, South America	391	425	1,229	1,145
Beverage packaging, Europe	683	651	1,995	1,824
Aerospace	283	241	837	734
Reportable segment sales	2,594	2,397	7,574	6,883
Other (b)	352	511	1,258	1,353
Net sales	$2,946	$2,908	$8,832	$8,236

Comparable operating earnings
Beverage packaging, North and Central America	$153	$121	$423	$400
Beverage packaging, South America	71	78	235	205
Beverage packaging, Europe	84	74	219	184
Aerospace	26	23	75	70
Reportable segment comparable operating earnings	334	296	952	859

Other (a)(b)	6	17	40	11
Comparable operating earnings	340	313	992	870
Reconciling items
Business consolidation and other activities	(32)	(157)	(131)	(253)
Amortization of acquired Rexam intangibles	(40)	(37)	(124)	(120)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	5	-	(34)
Earnings before interest and taxes	268	124	737	463
Interest expense	(76)	(74)	(226)	(216)
Debt refinancing and other costs	-	-	(1)	(1)
Total interest expense	(76)	(74)	(227)	(217)
Earnings before taxes	$192	$50	$510	$246

(a)

Includes undistributed corporate expenses, net, of $21 million and $29 million for the three months ended September 30, 2018 and 2017, respectively, and $64 million and $106 million for the nine months ended September 30, 2018 and 2017, respectively.

(b)

On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business and formed a joint venture, Ball Metalpack. After the sale, Ball’s 49 percent ownership of Ball Metalpack's financial results is reported in equity in results of affiliates, net of tax, within Ball's consolidated statements of earnings. The financial results of Ball’s remaining non-reportable aerosol packaging segment are reported within Other in this table. As a result of the sale, the results of operations for 2018 and prior year comparative periods of the entire former food and aerosol packaging reportable segment are included as a non-reportable segment within Other in this table.

Notes to the Condensed Financial Statements (Third Quarter 2018)

2. Non-Comparable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2018	2017	2018	2017

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Birmingham, Chatsworth and Longview facility closure costs (1)	$(9)	$(33)	$(4)	$(33)
Reidsville facility closure costs (2)	-	-	(2)	(7)
Individually insignificant items	(5)	(1)	(10)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(23)	(23)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	-	-	(6)
Total beverage packaging, North and Central America	(21)	(41)	(39)	(74)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes gain (4)	16	-	16	-
Individually insignificant items	(4)	(4)	(5)	(4)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(13)	(42)	(42)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	-	-	(14)
Total beverage packaging, South America	(2)	(17)	(31)	(60)

Beverage packaging, Europe
Business consolidation and other activities
Recklinghausen closure costs (5)	(2)	(62)	(15)	(62)
Rexam transaction related costs	-	-	-	(2)
Individually insignificant items	(1)	-	(2)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(17)	(16)	(53)	(50)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	-	-	(18)
Total beverage packaging, Europe	(20)	(78)	(70)	(137)

Notes to the Condensed Financial Statements (Third Quarter 2018)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Other
Business consolidation and other activities
Pension settlement (6)	(14)	(41)	(14)	(41)
Divestment Business indemnities (7)	-	-	(2)	(34)
Rexam acquisition related compensation arrangements (8)	(4)	(5)	(19)	(22)
Gain on sale of Hubbard facility	-	-	-	15
Cost consolidation charges (9)	-	-	(4)	-
Loss on sale of U.S. steel food and steel aerosol business (10)	3	-	(38)	-
Gain on sale of the Divestment Business (11)	-	-	-	(14)
Weirton facility closure costs	-	(1)	-	(6)
Rexam transaction related costs	-	(2)	-	(12)
Transaction related costs for the U.S. steel food and steel aerosol sale (12)	(6)	-	(10)	-
Individually insignificant items	(6)	(8)	(22)	(21)
Other non-comparable items
Amortization of acquired Rexam intangibles	(2)	(1)	(6)	(5)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	5	-	4
Total other	(29)	(53)	(115)	(136)

Total business consolidation and other activities	(32)	(157)	(131)	(253)
Total other non-comparable items	(40)	(32)	(124)	(154)
Total non-comparable items	(72)	(189)	(255)	(407)

Foreign exchange loss on revaluation of Brazilian deferred tax balances (13)	(9)	-	(15)	-
Tax effect related to the sale of U.S. steel food and steel aerosol business	(73)	-	(63)	-
Tax effect on business consolidation and other activities	6	38	21	67
Tax effect on other non-comparable items	10	11	32	41
Total non-comparable tax items	(66)	49	(25)	108
Total non-comparable items, net of tax	$(138)	$(140)	$(280)	$(299)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant ceased production during the second quarter of 2018, and the Longview and Chatsworth plants ceased production during the third quarter of 2018.

Notes to the Condensed Financial Statements (Third Quarter 2018)

Expense for the three and nine months ended September 30, 2018 was comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(2)

In December 2016, the company announced the closure of its beverage packaging manufacturing facility in Reidsville, North Carolina, which ceased production during the second quarter of 2017. Charges in 2018 and 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(3)

During the nine months ended September 30, 2017, the company finalized the allocation of the purchase price for the Rexam acquisition and updated the fair value and useful lives for the acquired Rexam intangibles and fixed assets.  Catch-up depreciation and amortization expense of $34 million was recorded during the nine months ended September 30, 2017.

(4)

During the third quarter of 2018, the Company recorded a gain related to indirect tax contingencies in Brazil as these amounts have been realized.  Our Brazilian subsidiaries filed lawsuits in 2014 and 2015 to challenge the Brazilian tax authorities regarding the computation of certain indirect taxes, claiming amounts were overpaid to the tax authorities as a result of a tax on a tax being charged.  The amounts recorded in business consolidation and other activities related to periods prior to 2018. As these cases are resolved and the amounts claimed become realizable, the company will record gains, which may result in material reimbursements to the company and cannot be estimated at this time.

(5)

In July 2017, the company closed its beverage packaging manufacturing facility in Recklinghausen, Germany. Charges recorded in the three and nine months ended September 30, 2018 were comprised of employee severance and benefits, facility shutdown costs and other associated costs.

(6)

During the third quarter of 2018 and 2017, the company completed the purchase of non-participating group annuity contracts to settle a portion of the projected pension benefit obligations in certain Ball U.S. defined benefit pension plans. This triggered settlement accounting. The company recognized settlement losses of $14 million and $41 million during the quarters ended September 30, 2018 and 2017.

(7)

During the nine months ended September 30, 2018 and 2017, the company recorded adjustments to the estimated amount of claims covered by the indemnifications for certain tax matters provided to the buyer of the beverage packaging business that was required to be sold in conjunction with the Rexam acquisition.

(8)

During the three and nine months ended September 30, 2018 and 2017, the company incurred charges for long-term incentive and other compensation arrangements associated with the Rexam acquisition and integration.

(9)

During the second quarter of 2018, the former food and aerosol packaging segment recorded charges for employee severance and benefits, asset impairment, accelerated depreciation and inventory impairment related to cost consolidation activities.

(10)	On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business. An estimated loss, recorded during the second quarter of 2018, was adjusted upon completion of the sale.

(11)

The sale of the beverage packaging business that was required to be sold in conjunction with the Rexam acquisition was completed immediately after the Rexam acquisition on June 30, 2016. During the nine months ended September 30, 2017, a reduction in the gain on sale of $14 million was recognized in connection with changes in the estimated closing adjustments associated with the sale of the Ball portion of this business.

(12)	During the three and nine months ended September 30, 2018, the company incurred professional fees and other costs related to the sale of the U.S. steel food and steel aerosol packaging business.

(13)

During the three and nine months ended September 30, 2018, the company incurred foreign exchange losses on its deferred tax balances in Brazil following depreciation of the Brazilian real against the U.S. dollar. Foreign exchange gains and losses on the deferred tax balances were not significant in previous years.

(14)

Notes to the Condensed Financial Statements (Third Quarter 2018)

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA as a metric to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2018	2017	2018	2017

Net earnings attributable to Ball Corporation	$59	$48	$303	$215
Add: Business consolidation and other activities	32	157	131	253
Add: Amortization of acquired Rexam intangibles	40	37	124	120
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	(5)	-	34
Add: Debt refinancing and other costs	-	-	1	1
Less: Non-comparable taxes	66	(49)	25	(108)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$197	$188	$584	$515
Per diluted share before above transactions	$0.56	$0.52	$1.65	$1.44

Notes to the Condensed Financial Statements (Third Quarter 2018)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2018	2017	2018	2017

Net earnings attributable to Ball Corporation	$59	$48	$303	$215
Add: Net earnings attributable to noncontrolling interests	-	3	1	6
Net earnings	59	51	304	221
Less: Equity in results of affiliates, net of tax	(7)	(5)	(14)	(23)
Add: Tax provision (benefit)	140	4	220	48
Earnings before taxes	192	50	510	246
Add: Total interest expense	76	74	227	217
Earnings before interest and taxes	268	124	737	463
Add: Business consolidation and other activities	32	157	131	253
Add: Amortization of acquired Rexam intangibles	40	37	124	120
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	(5)	-	34
Comparable Operating Earnings	$340	$313	$992	$870

Notes to the Condensed Financial Statements (Third Quarter 2018)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	September 30, 2018

Net earnings attributable to Ball Corporation	$462
Add: Net earnings attributable to noncontrolling interests	1
Net earnings	463
Less: Equity in results of affiliates, net of tax	(22)
Add: Tax provision (benefit)	337
Net earnings before taxes	778
Add: Total interest expense	298
Earnings before interest and taxes (EBIT)	1,076
Add: Business consolidation and other activities	99
Add: Amortization of acquired Rexam intangibles	166
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	1
Comparable Operating Earnings	1,342
Add: Depreciation and amortization	719
Less: Amortization of acquired Rexam intangibles	(166)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	(1)
Comparable EBITDA	$1,894

Interest expense	$(295)

Total debt at September 30, 2018	$6,673
Less: Cash and cash equivalents	(598)
Net Debt	$6,075

Comparable Operating Earnings/Interest Expense (Interest Coverage)	6.4x
Net Debt/Comparable EBITDA	3.2x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Third Quarter 2018)

3. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Nine	Add: Nine	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2017	2017	2018	2018

Net earnings attributable to Ball Corporation	$374	$215	$303	$462
Add: Net earnings attributable to noncontrolling interests	6	6	1	1
Net earnings	380	221	304	463
Less: Equity in results of affiliates, net of tax	(31)	(23)	(14)	(22)
Add: Tax provision (benefit)	165	48	220	337
Earnings before taxes	514	246	510	778
Add: Total interest expense	288	217	227	298
Earnings before interest and taxes (EBIT)	802	463	737	1,076
Add: Business consolidation and other activities (a)	221	253	131	99
Add: Amortization of acquired Rexam intangibles (a)	162	120	124	166
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	35	34	-	1
Comparable Operating Earnings	1,220	870	992	1,342
Add: Depreciation and amortization	729	539	529	719
Less: Amortization of acquired Rexam intangibles (a)	(162)	(120)	(124)	(166)
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	(35)	(34)	-	(1)
Comparable EBITDA	$1,752	$1,255	$1,397	$1,894

Total interest expense	$(288)	$(217)	$(227)	$(298)
Less: Debt refinancing and other costs	3	1	1	3
Interest expense	$(285)	$(216)	$(226)	$(295)

Total debt at period end				$6,673
Less: Cash and cash equivalents				(598)
Net Debt				$6,075

Comparable EBITDA/Interest Expense				6.4	x
Net Debt/Comparable EBITDA				3.2	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.